EXHIBIT 1


                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT

          THIS AMENDMENT NO. 3, dated as of January 5, 1999, between Triton Energy Limited, a company organized under the laws of the Cayman Islands (the "Company"), and The Chase Manhattan Bank (as successor by merger to Chemical
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Bank),  a  national  banking  association  (the  "Rights  Agent").
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                                    RECITALS

     A. The Company and the Rights Agent are parties to a Rights Agreement dated as of March 25, 1996, as amended (the "Rights Agreement").
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     B.     Pursuant  to Section 27 of the Rights Agreement, the Company and the
Rights  Agent  desire  to  amend  the  Rights  Agreement  as  set  forth  below.

     Accordingly,  the  Rights  Agreement  is  hereby  amended  is  follows:

     1.     Amendment  of  Section 1(a). Section 1(a) of the Rights Agreement is
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amended  and  restated  to  read  in  its  entirety  as  follows:

     (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which shall be the Beneficial Owner (as such term is hereinafter defined) of a number of Ordinary Shares (as such term is hereinafter defined) equal to 15% or more of the number of Ordinary Shares (as such term is hereinafter defined) then outstanding, but shall not include an Exempt Person (as such term is hereinafter defined); provided, however, that if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" has become such inadvertently (including, without limitation, because (i) such Person was unaware that it beneficially owned a number of Ordinary Shares that would otherwise cause such Person to be a "Acquiring Person" or (ii) such Person was aware of the extent of its Beneficial Ownership of Ordinary Shares but had no actual knowledge of the consequences of such Beneficial Ownership under this Rights Agreement) and without any intention of changing or influencing control of the Company, and such Person, as promptly as practicable after being advised of such determination, divests himself or itself of Beneficial Ownership of a sufficient number of Ordinary Shares so that such Person would no longer be an Acquiring Person, then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement.

Notwithstanding the foregoing, (i) if a Person would be deemed an Acquiring Person upon the adoption of this Agreement, such Person will not be deemed an Acquiring Person for any purposes of this Agreement unless and until such Person acquires Beneficial Ownership of any additional Ordinary Shares after the adoption of this Agreement unless upon the consummation of the acquisition of such additional Ordinary Shares such Person does not beneficially own a number of Ordinary Shares equal to 15% or more of the number of Ordinary Shares then outstanding and (ii) no Person shall become an "Acquiring Person" as the result of an acquisition of Ordinary Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of Ordinary Shares beneficially owned by such Person to 15% or more of the number of Ordinary Shares then outstanding, provided, however, that if a Person shall become the Beneficial Owner of a number of Ordinary Shares equal to 15% or more of the number of Ordinary Shares then outstanding by reason of such share acquisitions by the Company and thereafter become the Beneficial Owner of any additional Ordinary Shares, then such Person shall be deemed to be an "Acquiring Person" unless upon the consummation of the acquisition of such additional Ordinary Shares such Person does not beneficially own a number of Ordinary Shares equal to 15% or more of the number of Ordinary Shares then outstanding. Notwithstanding the foregoing, HM4 Triton, L.P., a Cayman Islands exempted limited partnership, together with its Affiliates and Associates (collectively "HM4 Triton"), shall not be deemed an Acquiring Person for any purposes of this Agreement, provided that this sentence shall cease to apply to HM4 Triton at such time after the First Closing Date (as defined in that certain Stock Purchase Agreement dated as of August 31, 1998, by and between HM4 Triton, L.P., and the Company (the "Stock Purchase Agreement")) that HM4 Triton ceases to own
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a  number  of Ordinary Shares and/or 8% Convertible Preference Shares, par value
$.01 per share ("8% Preference Shares") (assuming conversion of such shares into
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Ordinary  Shares),  representing  at  least  (a)  50%  or  more of the number of
Ordinary Shares into which the aggregate number of 8% Preference Shares acquired by HM4 Triton pursuant to the terms of the Stock Purchase Agreement (including 8% Preference Shares purchased pursuant to Rights and at the Second Closing, as such terms are defined therein) would be convertible as of the time of such determination or (b) 10% of more of the number of outstanding Ordinary Shares (assuming conversion or exchange of all outstanding securities of the Company convertible into or exchangeable for Ordinary Shares). The phrase "then outstanding", when used with reference to a Person's Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to beneficially own hereunder.

     2.     Effectiveness.  This  Amendment  shall be deemed effective as of the
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date  and  year  first  above  written.  Except  as  amended  hereby, the Rights
Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     3.     Miscellaneous.  This Amendment shall be deemed to be a contract made
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under  the  laws of the Cayman Islands and for all purposes shall be governed by and construed in accordance with the laws of such Country applicable to contracts to be made and performed entirely within such Country. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected or impaired or invalidated.

     EXECUTED  as  of  the  date  and  year  set  forth  above.


ATTEST:                         TRITON  ENERGY  LIMITED


___________________________          By:  ____________________________
Name:                                Name: Robert  B.  Holland,  III
Title:                               Title: Chief Operating Officer and
                                             General Counsel



ATTEST:                         THE  CHASE  MANHATTAN  BANK



___________________________          By:  ____________________________
Name:                                Name:
Title:                               Title: